Exhibit 99.1

2 Changi South Lane	65.6299.8888 Main
Singapore 486123	www.flextronics.com

PRESS RELEASE

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS REPORTS THIRD QUARTER RESULTS

•  Adjusted Net Income from Continuing Operations Increased 13% to $148 Million

•  Adjusted EPS from Continuing Operations Increased 22% to $0.22

•  Free Cash Flow Generation of $395 Million

Singapore, January 24, 2013 — Flextronics (NASDAQ: FLEX) today announced results for its third quarter ended December 31, 2012 as follows:

(US$ in millions, except EPS)

	Three Month Periods Ended
	December 31,	December 31,	Y/Y
Continuing Operations:	2012	2011	Growth
Net sales	$6,123	$7,469	-18%
Adjusted operating income	$146	$153	-5%
Restructuring charges	$(103)	$—
GAAP operating income	$35	$141	-75%
Adjusted net income	$148	$131	13%
GAAP net income	$32	$106	-70%
Adjusted EPS	$0.22	$0.18	22%
Adjusted EPS - restructuring charges	$(0.15)	$—
GAAP EPS	$0.05	$0.15	-67%

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

Third Quarter Results of Continuing Operations

Net sales for the third quarter ended December 31, 2012 were $6.1 billion, above the midpoint of the Company’s previously provided revenue guidance of $5.8 billion to $6.2 billion.  For the third quarter ended December 31, 2012, adjusted net income increased 13% over the year ago quarter to $148 million, or $0.22 per diluted share, compared to $131 million, or $0.18 per diluted share, in the year ago quarter.  The Company’s adjusted earnings per diluted share of $0.22 in the third quarter ended December 31, 2012 is at the high end of the Company’s previously provided guidance of $0.18 to $0.22.

During the third quarter ended December 31, 2012, Flextronics recognized approximately $103 million of pre-tax restructuring charges comprised of $21 million of cash charges predominantly related to employee severance and benefits and $82 million of non-cash asset impairment charges.  The Company’s GAAP operating income and GAAP net income decreased 75% and 70%, respectively, compared to the same quarter last year, reflecting the impacts from the restructuring charges recognized during the third quarter ended December 31, 2012.

The Company expects to recognize an additional $100 million to $125 million in pre-tax restructuring charges in the fourth quarter of fiscal 2013, comprised primarily of employee severance and benefit costs of approximately $90 million to $110 million and the remaining charges associated with other exit related costs.  These restructuring activities are intended to improve our operational efficiencies in response to a macroeconomic environment that remains soft and uncertain.  The Company believes that upon the completion of all the restructuring activities mentioned above, the potential savings achieved through reduced employee expenses and lower operating costs will yield annualized savings of $140 million to $160 million.

“It is clear that the macroeconomic environment is challenging with limited visibility and many economic risks remain. We are aggressively optimizing our operating footprint and improving our cost structure to better position us for our multi-billion dollar pipeline of recent bookings, and the eventual improvement in the business environment,” said Mike McNamara, CEO of Flextronics. “We are pleased with our exceptional free cash flow generation of $395 million for the third quarter and $678 million year-to-date.  Our strong free cash flow has enabled us to aggressively invest in our business through niche acquisitions and supporting our stock repurchase program,” added Mr. McNamara.

Guidance

For the fourth quarter ending March 31, 2013, revenue is expected to be in the range of $5.0 billion to $5.3 billion and adjusted EPS from continuing operations is expected to be in the range of $0.11 to $0.15 per share.

GAAP earnings per share from continuing operations are expected to be lower than the guidance provided herein by approximately $0.02 per diluted share for quarterly intangible amortization and stock-based compensation expense, and by approximately $0.15 to $0.18 per diluted share for the remaining restructuring charges.

Conference Calls and Web Casts

A conference call hosted by Flextronics’s management will be held today at 2:00 PM (PT) / 5:00 PM (ET) to discuss the Company’s financial results for the third quarter ended December 31, 2012.

The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site.  A replay of the broadcast will remain available on the Company’s website afterwards.

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to aerospace and defense, automotive, computing, consumer, industrial, infrastructure, medical, energy, and mobile OEMs. Flextronics helps customers design, build, ship and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and are vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

# # #

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to the expected nature, timing, reductions, objectives, expected cost savings, and charges associated with restructuring actions, and future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  These risks include: that future revenues and earnings may not be achieved as expected; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for customers’ products and to the short-term nature of customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales; the challenges of effectively managing our operations, including our ability to manage manufacturing processes, utilize available manufacturing capacity, control costs and manage changes in our operations; production difficulties, especially with new products; the impact on our margins and profitability resulting from our increased components offerings; supply shortages of required electronic components; compliance with legal and regulatory requirements; the challenges of international operations, including fluctuations in exchange rates beyond hedge boundaries leading to unexpected charges; changes in government regulations and tax laws;  the Company’s ability to implement the restructuring actions as planned; retention of key employees; the possibility that benefits of the restructuring actions may not materialize as expected; and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.  The share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

SCHEDULE I

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Month Periods Ended
	December 31, 2012	December 31, 2011
GAAP:
Net sales	$6,123,321	$7,469,347
Cost of sales	5,778,544	7,083,600
Restructuring charges	98,315	—

Gross profit	246,462	385,747

Selling, general and administrative expenses	207,224	244,830
Restructuring charges	4,376	—

Operating income	34,862	140,917

Intangible amortization	6,137	12,901
Interest and other expense, net	(17,089)	7,695

Income before income taxes	45,814	120,321

Provision for income taxes	13,526	14,115
Net income from continuing operations	$32,288	$106,206

Loss from discontinued operations	(7,248)	(4,029)

Net income	$25,040	$102,177

EPS:
Net income from continuing operations:
GAAP	$0.05	$0.15
Non-GAAP	$0.22	$0.18

Loss from discontinued operations:
GAAP	$(0.01)	$(0.01)
Non-GAAP	$(0.01)	$—

Net income:
GAAP	$0.04	$0.14
Non-GAAP	$0.21	$0.18

Diluted Shares used in computing per share amounts	669,488	720,894

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures.  See the accompanying notes on Schedule IV attached to this press release.

SCHEDULE II

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(unaudited)

	Three Month Periods Ended
	December 31, 2012	% of Sales	December 31, 2011	% of Sales

Net Sales	$6,123,321		$7,469,347

GAAP gross profit	$246,462	4.0%	$385,747	5.2%
Stock-based compensation expense	1,530		2,021
Restructuring charges	98,315		—
Non-GAAP gross profit	$346,307	5.7%	$387,768	5.2%

GAAP SG&A Expenses	$207,224	3.4%	$244,830	3.3%
Stock-based compensation expense	6,986		9,961
Non-GAAP SG&A Expenses	$200,238	3.3%	$234,869	3.1%

GAAP operating income	$34,862	0.6%	$140,917	1.9%
Stock-based compensation expense	8,516		11,982
Restructuring charges	102,691		—
Non-GAAP operating income	$146,069	2.4%	$152,899	2.0%

GAAP provision for income taxes	$13,526	0.2%	$14,115	0.2%
Intangible amortization benefit	199		296
Restructuring charges	1,280		—
Non-GAAP provision for income taxes	$15,005	0.2%	$14,411	0.2%

GAAP net income from continuing operations	$32,288	0.5%	$106,206	1.4%
Stock-based compensation expense	8,516		11,982
Intangible amortization	6,137		12,901
Restructuring charges	102,691		—
Adjustments for taxes	(1,479)		(296)
Non-GAAP net income from continuing operations	$148,153	2.4%	$130,793	1.8%

GAAP net income	$25,040	0.4%	$102,177	1.4%
Stock-based compensation expense	8,516		11,982
Intangible amortization	6,137		13,932
Restructuring charges	102,691		—
Adjustments for taxes	(1,479)		(296)
Non-GAAP net income	$140,905	2.3%	$127,795	1.7%

EPS:
Net income from continuing operations:
GAAP	$0.05		$0.15
Non-GAAP	$0.22		$0.18

Loss from discontinued operations:
GAAP	$(0.01)		$(0.01)
Non-GAAP	$(0.01)		$—

Net income:
GAAP	$0.04		$0.14
Non-GAAP	$0.21		$0.18

See the accompanying notes on Schedule IV attached to this press release.

SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2012	March 31, 2012
ASSETS

Current Assets:
Cash and cash equivalents	$1,706,113	$1,518,329
Accounts receivable, net	2,372,706	2,593,829
Inventories	2,910,581	3,300,791
Current assets of discontinued operations	—	21,642
Other current assets	1,288,643	1,099,959
Total current assets	8,278,043	8,534,550

Property and equipment, net	2,175,445	2,076,442
Goodwill and other intangibles, net	415,816	159,924
Non current assets of discontinued operations	—	41,417
Other assets	284,390	221,471
Total assets	$11,153,694	$11,033,804

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$233,393	$42,467
Accounts payable	4,139,618	4,294,873
Current liabilities of discontinued operations	—	24,854
Other current liabilities	2,057,106	1,925,991
Total current liabilities	6,430,117	6,288,185

Long-term debt, net of current portion:
Revolving credit facility	—	140,000
Term loans	1,844,563	2,004,755
Other long-term debt and capital lease obligations	11,592	13,043
Other liabilities	464,812	303,842

Total shareholders’ equity	2,402,610	2,283,979
Total liabilities and shareholders’ equity	$11,153,694	$11,033,804

SCHEDULE IV

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, & III

(1)  To supplement Flextronics’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude stock-based compensation expense, restructuring charges,  intangible amortization, the related tax effects and non-recurring settlements of tax contingencies.  These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of Company performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance.  We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors.  In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types.  In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Restructuring charges include severance, asset impairment, lease termination, contract and product exit costs and other charges primarily related to the closures and consolidations of various manufacturing facilities. These costs may vary in size based on the Company’s acquisition and restructuring activities, are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.

Intangible amortization consists of non-cash charges that can be impacted by the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.

The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies.

Free Cash Flow of $395 million for the third quarter ended December 31, 2012 consists of GAAP net cash flows from operating activities of $478 million less purchases of property and equipment net of dispositions of $83 million.  For the nine-month period ended December 31, 2012, Free Cash Flow was $678 million consisting of GAAP net cash flows from operating activities of $1.0 billion less purchases of property and equipment net of dispositions of $328 million. We believe Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities.  Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”

(2)  During the third quarter we finalized the sale of a non-core business.  Proceeds received from the sale of this business were $3.2 million, net of cash sold.  The Company recognized a loss on sale of this business of $7.4 million, which is included in interest and other expense (income), net in the results from discontinued operations during the three month period ended December 31, 2012.  In the first quarter of fiscal 2013, the Company finalized the sale of certain assets of its camera modules business.  The Company has reported the results of operations and financial position of these businesses as discontinued operations within the condensed consolidated statements of operations and the condensed consolidated balance sheets for all periods presented as applicable.  Loss from discontinued operations, net of tax, was $7.2 million and $4.0 million for the three-month periods ended December 31, 2012 and December 31, 2011, respectively.

The results from discontinued operations were as follows:

	Three-Month Periods Ended
	December 31, 2012	December 31, 2011
	(In thousands)
Net sales	$8,581	$23,376
Cost of sales	8,487	27,269
Gross profit (loss)	94	(3,893)
Selling, general and administrative expenses	3	(920)
Intangibles amortization	—	1,031
Interest and other expense, net	7,333	80
Loss before income taxes	(7,242)	(4,084)
Provision for income taxes	6	(55)
Net loss of discontinued operations	$(7,248)	$(4,029)